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Exhibit 10.07

LEASE AGREEMENT

THIS LEASE AGREEMENT ("THE AGREEMENT") IS ENTERED BY AND BETWEEN "COPROPIEDAD ARTE Y DISEÑO" (THE "LESSOR") REPRESENTED BY MR. FRANCISCO JAVIER MORENO SÁNCHEZ, AND "PAUL SON MEXICANA, S.A. DE C.V." (THE "LESSEE") REPRESENTED BY MR. GÉRARD CHARLIER, PURSUANT TO THE FOLLOWING RECITALS AND CLAUSES:

R E C I T A L S

I.
The LESSOR represents:

        (a)   That COPROPIEDAD ARTE Y DISEÑO is the name for commercial purposes used to identify the co-ownership over the land and Building subject matter of this AGREEMENT. Such co-ownership is formed by Mr. Francisco Javier Moreno Sánchez jointly with his wife Ms. Maria del Carden Collado Bosch of Moreno; Ms. Gloria Maria Moreno Sánchez of Ruiz jointly with her husband Mr. Galo Ruiz Moreno and Ms. Esperanza Bosch Tejeda widow of Collado.

        (b)   That .. LESSOR holds title over the Industrial facility (The "BUILDING") which is the matter of this AGREEMENT and identified as Building 1 located at Av. De la Transformacion y Calle Samuel Ocaña Garcia Block # 2, Lot # 9, in the Industrial Park in San Luis Rio Colorado Sonora, México, as identified in the blueprints attached hereto as Exhibit "A" and in the inventory attached hereto as Exhibit "B."

        (c)   That the co-owners of COPROPIEDAD ARTE Y DISEÑO are duly registered before the Federal Registry of Taxpayers (RFC).

        (d)   That Mr. Francisco Javier Moreno Sánchez has sufficient authority to execute this AGREEMENT on behalf of LESSOR as evidenced in the Public Deed attached to this Agreement as Exhibit "C" and whose authority has not been revoked or limited in any way.

        (e)   That LESSOR has the intention to lease to LESSEE the BUILDING as identified in the recital I (b) above and in the Exhibits "A" and "B" pursuant to the terms and conditions contained in this AGREEMENT.

II.
The LESSEE represents:

        (a)   That it is a Company duly organized and existing pursuant to the laws of México as evidenced in Public Deed # 1,189 dated October 23,1984, issued by Mr. Rafael Godoy Jaramillo Notary Public # 88, of San Luis Rio Colorado, Sonora, duly registered under number 1052 Volume XVII, Section 5, of the Public Registry of Commerce of San Luis Rio Colorado Sonora.

        (b)   That its corporate purpose allows the execution of this AGREEMENT.

        (c)   That it is duly registered before the Federal Registry of Taxpayers (RFC) with number PSM841026UQ4.

        (d)   That Mr. Gèrard P. Charlier has sufficient authority to execute this AGREEMENT on behalf of LESSEE as evidenced in Public deed number # 10,348, dated January 17, 2003 passed before the faith of Notary Public # 17 of Tlaquepaque, Jalisco, Mr. Agustin Ibarra Garcia de Quevedo, which authority has not been revoked or limited in any way.

        (e)   That LESSEE has the intention to lease from LESSOR the BUILDING, as identified in the recital I(b) and in the Exhibits "A" and "B" pursuant to the terms and conditions contained in this agreement.

THEREFORE, in consideration of their mutual covenants and agreements, the parties agree to enter into this AGREEMENT, according to the terms and conditions. contained in the following:

ARTICLES

ARTICLE 1.
DEFINITIONS

        1.1.  LESSOR: "COPROPIEDAD ARTE Y DISEÑO" represented by Mr. Francisco Javier Moreno Sánchez.

        1.2.  LESSEE: "PAUL SON MEXICANA, S.A. de C.V.," represented by its Sole Administrator Mr. Gèrard P. Charlier.

        1.3.  THE BUILDING: The Industrial facility owned by LESSOR located at Av. De la Transformacion and Calle Samuel Samuel Ocaña Garcia Block # 2, Lot # 9, in the Industrial Park in San Luis Rio Colorado, México, which has been identified in the blue prints attached to this Agreement as Exhibit "A" and described in the inventory attached to this Agreement as Exhibit "B."

        1.4.  RENT: The amount that shall be paid by LESSEE to LESSOR in monthly installments during the term of this AGREEMENT for the use and occupation of the BUILDING. The RENT was agreed by the parties in the fixed amount of USD $0.35 (thirty- five cents of dollar legal currency of the United State of America) per square feet effectively used by LESSEE during the term of the AGREEMENT. The RENT currently totals the amount of USD $11,865.00 (eleven thousand eight hundred and sixty-five dollars 00/100 legal currency of the United States of America) based on the square fees of BUILDING that will be initially used by LESSEE.

        1.5.  TERM: The period in which the Lease AGREEMENT will be in force. The term is 1 (one) year beginning as of April 1, 2003 and ending on March 31, 2004. At the end of the TERM the LESSEE will have the options set forth in Article 4.1 below.

ARTICLE 2.
PURPOSE

        2.1.  LESSOR agrees to lease to LESSEE who agrees to lease from LESSOR the BUILDING as of the beginning of the TERM of this AGREEMENT.

        2.2.  The date of beginning of the TERM will be the date for commencement of the obligations under the AGREEMENT.

ARTICLE 3.
RENT

        3.1.  LESSEE shall pay the RENT to LESSOR monthly and in advance during the first 10 (ten) natural days of each month at LESSEE'S domicile located at Callejón Madero #24 and #25 number 2460 San Luis Rio Colorado Sonora México.

        3.2.  The RENT has been agreed by the Parties in the fixed amount of USD $0.35 (thirty-five cents of dollar legal currency of the United States of America) per square feet of the BUILDING effectively used by LESSEE for the TERM of the AGREEMENT. The RENT currently totals the amount of USD $11,865.00 (eleven thousand eight hundred and sixty-five dollars 00/100 legal currency of the United States of America) based on the square fees of BUILDING that will be initially used by LESSEE. Such RENT shall be paid at LESSOR's choice in US Dollars (legal currency of the United States of America) or in Mexican Pesos at the exchange rate to comply with obligations published by Bank of México on the data such RENT is paid plus the Value Added Tax (IVA).

        3.3.  LESSOR. shall deliver the corresponding receipt to evidence payment of the RENT within the following 5 (five) days of receiving such payment. Such receipt shall fulfill the requirements of the applicable tax laws and regulations in force on the date when LESSEE makes such payment.

        3.4.  If LESSOR occupies the BUILDING for a partial month the RENT shall be prorated.

ARTICLE 4.
TERM

        4.1.  The TERM of this AGREEMENT is 1 (one) year. This AGREEMENT will begin its TERM on April 1, 2003 and shall end precisely on March 31, 2004. At the end of the TERM LESSEE shall have to its own discretion the following Options: (1) To renew the AGREEMENT for 1 (one) year on the same terms and conditions having the right for terminating the AGREEMENT at any time giving notice to LESSOR with 6 months in advance; (2) To reduce the space leased of the BUILDING and continuing with the AGREEMENT in the same terms and conditions with the corresponding RENT reduction.

        4.2.  LESSEE may exercise either Option set forth in 4.1 above by giving notice in writing to the LESSOR of its decision at least 30 (thirty) natural days in advance to the expiration of the TERM.

        4.3.  If LESSEE continues occupying the BUILDING at the end of the TERM of the AGREEMENT, as determined in Article 4.1 without having exercised any of the Options referred to in the above paragraph, LESSEE will pay to LESSOR the corresponding amount of RENT during the TERM it continues in possession of the leased BUILDING from the last day of the TERM of the AGREEMENT and until it vacates the BUILDING, the payment referred to herein will not be consider an extension of the AGREEMENT.

ARTICLE 5.
BUILDING USE

        5.1.  LESSEE will use the BUILDING to perform its main activities, which include without limitation, the manufacture of dice, cards and chips, as well as any related activity.

        5.2.  LESSEE agrees to use the BUILDING in accordance with this AGREEMENT and with any other law or regulation applicable to the use of the BUILDING by LESSEE.

        5.3.  LESSEE is allowed to introduce and store in the BUILDING those materials that are required or useful for the performance of its manufacturing activities, even though they are classified as hazardous materials or residues, flammable materials or explosives. LESSEE shall store and dispose them in accordance with industry standard procedures and local laws.

        5.4.  LESSEE may only store trash temporarily within the BUILDING and shall arrange for regular pickup of trash at its expense. LESSEE shall not burn any trash of any kind in or about the BUILDING.

ARTICLE 6.
INSURANCE

        6.1.  LESSEE shall obtain and maintain in force during the term of the AGREEMENT at its own expense a comprehensive insurance policy (ies) from a recognized insurance company authorized to issue insurance in. San Luis Rio Colorado Sonora.

        6.2.  Such policy (ies) shall cover property damage of LESSOR and LESSEE. Civil liability (for injury to persons and property, and for death of any person occurring in the leased BUILDING); for acts of God and for damages caused to the BUILDING or third persons or Property for the storage of hazardous materials.

  6.2.1.
  The Policy to cover property damage and civil liability shall insure LESSEE and LESSOR and such other agents and employees of LESSOR, LESSOR's subsidiaries or affiliates or LESSOR'S "assignees or any nominee of LESSOR holding any interest in the Leased property, against liability for injury to persons and property and for death of any person occurring in or about the BUILDING. The liability of such insurance shall be in the amount of no less than USD$400,000.00 (Pour hundred thousand dollars legal currency of the United States of America) or its equivalent in Mexican Currency at the exchange rate published by Bank of México to comply with obligations effective in the contracting date.

  6.2.2.
  The policy of insurance for fire, lighting, explosion, falling aircraft, smoke windstorm earthquake, hail, vehicle damage, volcanic eruption, strikes, civil commotion, vandalism, riots, malicious mischief, steam boiler or pressure object explosion if applicable and flood insurance of the BUILDING shall be for a liability equivalent of USD$1,000,000.00 (One million dollars legal currency of the United States of America) or its equivalent in Mexican Currency at the exchange rate published. by Bank of México to comply with obligations effective in the contracting date.

        6.3.  LESSEE shall obtain and maintain in force during the term of the AGREEMENT the insurance policy (ies) to cover the issues mentioned in 6.2 above. Such Policy (ies) shall mention that it/they is/are not subject to cancellation or change until the termination of the Lease AGREEMENT. The Policies together with copies or receipts for payment of the premiums thereof, shall be delivered to LESSOR no more than (30) days following the execution of this AGREEMENT. All documents verifying the renewal of such policy (ies) shall be delivered to LESSOR at least (30) days prior to the expiration of the term of such coverage. Prior to the commencement date of the TERM each party shall procure and maintain the insurance covering its own liability and Property as each deems appropriate.

        6.4.  Except for the Insurance upon LESSEE's property, LESSOR and its beneficiaries shall be appointed irrevocably as beneficiaries for any and all proceeds as their interest may appear.

ARTICLE 7.
INSTALLATIONS AND TENANT IMPROVEMENTS

        7.1.  LESSEE may at its expense, install on the leased BUILDING, such trade fixtures, equipment and furniture it may deem necessary, provided that such items are installed and are removed without causing damage to the structural integrity of the BUILDING. Said trade fixtures, equipment and furniture shall remain LESSEE'S property.

        7.2.  LESSEE may perform improvements in the BUILDING considered, useful, necessary, or decorative, without prior written authorization of LESSOR, provided that such improvements are installed and are removable without causing damage to the structure of the BUILDING.

        7.3.  LESSEE shall repair any damage caused by the installation or removal of trade fixtures, equipment, furniture and Improvements.

        7.4.  LESSEE shall require LESSOR'S written consent, which LESSOR shall not unreasonably withhold, to make any structural modification or alteration costing in excess of USD $100,000.00 (one hundred thousand dollars legal currency of the United States of America) to the BUILDING. LESSOR may authorize changes necessary for the appropriate use of the BUILDING, which will be made at LESSEE'S expense. LESSOR may at its election, directly or through a third party, perform, or authorize LESSEE to perform, the construction including of any improvements that parties mutually agree are necessary for the appropriate use of the Premises, by a written authorization of the blueprints detailing the improvements to be made. Concerning improvements LESSEE will have the rights conferred by Article 2717 and any other relevant articles of the Civil Code of the State of Sonora.

ARTICLE 8.
MAINTENANCE AND REPAIR

        8.1.  After receipt of written notice from LESSEE, LESSOR at its own expense shall promptly and with minimum interference to the operation of LESSEE proceed to repair defects which arc necessary for the adequate functioning of the BUILDING e.g., structural defects in the roof or exterior wall pursuant to Articles 2684 and 2685 of the Civil Code of the State of Sonora.

        8.2.  The. LESSEE shall be responsible for all minor repairs to the BUILDING.

ARTICLE 9.
SUBLEASING AND ASSIGNMENT

        9.1.  LESSEE will under no circumstances sublease all or part of the BUILDING, nor assign it to third parties, according to the terms of Article 2751 of the Civil Code of the State of Sonora, unless prior written authorization by LESSOR is given, which authorization will not be unreasonably withheld; provided, however, that LESSEE may assign or sublease all or part of the BUILDING without LESSOR's consent if LESSEE remains liable to LESSOR under this AGREEMENT.

        9.2.  Notwithstanding the above LESSEE may sublease or assign all or a part of the BUILDING to LESSEE's parent, subsidiary or affiliates without having LESSOR's consent.

ARTICLE 10.
SERVICES

        10.1. LESSEE will have the right to contract the utility services, which it considers necessary for the adequate operation of its facilities, such as telephone, electricity, water, gas, which will be under its account.

        10.2. At AGREEMENT's termination and before vacating the BUILDING, LESSEE shall provide evidence to the LESSOR that such services have been duly paid.

ARTICLE 11.
RIGHT OF FIRST REFUSAL, RIGHT OF PREFERENCE AND EXTENT

        11.1. LESSEE has the right of first refusal referred to in Article 2717 of the Civil Code of the State of Sonora, in the event LESSOR wishes to convey or transfer any right it has over the BUILDING.

        11.2. LESSEE has the right of preference referred to in Article 2717 of the Civil Code of the State of Sonora, in the event that the LESSEE is current with payment of the rent.

        11.3. LESSEE has the right to extend the AGREEMENT referred to in Article 2763 of the Civil Code of the State of Sonora.

ARTICLE 12.
DAMAGE OR DESTRUCTION

        12.1. In the event that BUILDING is damaged by fire or other perils covered by insurance, LESSOR agrees to forthwith repair same except as mentioned below and this AGREEMENT shall remain in full force and effect, except that LESSEE shall be entitled to a proportionate reduction in the RENT from the date of damage and while such repairs are being made. Such proportionate reduction shall be based upon the extent to which the damage and making of such repairs shall reasonably interfere with the business carried out by the LESSEE in the BUILDING.

        12.2. In the event the BUILDING is damaged during the term of the AGREEMENT as a result of any other cause than the perils covered by fire and extended coverage insurance, then LESSOR shall forthwith repair the same provided the extent of the destruction is less than 25% of the full replacement cost of the BUILDING. In the event the destruction of the BUILDING is to an extent 25% or more of the full replacement cost of the BUILDING then LESSOR shall have the option to:

  12.2.1.
  To repair or restore such damage, this AGREEMENT continuing in full force and effect, but the RENT proportionately reduced as provided above or

  12.2.2.
  To give notice to LESSEE at any time within (60) days after the damage, terminating this AGREEMENT as of the date specified in such notice, which termination date shall be no more than thirty (30) days after the giving of such notice. In this case the proportional RENT shall be paid up to date of the termination. In the event of giving such notice, this AGREEMENT shall expire and all interest of LESSEE in the BUILDING shall terminate on the date so specified in such notice.

ARTICLE 13.
WAIVER AND INDEMNIFICATION

        13.1. LESSOR is not responsible for thefts, accidents, fire, earthquake or acts of God, that may cause damage to the LESSEE, its assets, employees, guests, the BUILDING, or third parties.

        13.2. LESSEE will indemnify and hold harmless LESSOR for any damages caused to third parties on the BUILDING, and will defend at LESSEE's expense, any claim, lawsuit, or proceeding brought against LESSOR, because of its relationship as LESSOR and LESSEE, unless those damages are caused by LESSOR.

ARTICLE 14.
TAXES

        14.1. The parties bind to pay their respective state, federal or municipal taxes, related with this AGREEMENT that according to the applicable legislation correspond to them. To that effect LESSEE binds to. pay each and everyone of the fiscal obligations of the Federation, State or Municipality inherent to the industrial business or destiny given to the BUILDING, releasing the LESSOR from all obligation related with the foregoing. The LESSOR on its part binds to cover all the federal, state or municipal taxes related with this AGREEMENT to which it is bound in its capacity of owner of the BUILDING and LESSOR, releasing LESSEE from any obligation related with the foregoing.

ARTICLE 15.
CAUSES OF TERMINATION

        15.1. The LESSOR can terminate this AGREEMENT, regardless of the causes established by the law, due to the causes established in Section 15.2 below; provided, however, in the event of default, the LESSOR shall notify LESSEE in writing that it is not complying with an obligation of LESSEE under this AGREEMENT and LESSEE will have a term of 30 (thirty) calendar days as of the day in which it received such notice to remedy such default.

        15.2. Causes in which the LESSOR may terminate this AGREEMENT:

    15.2.1.
    Vacation or abandonment of the BUILDING.

    15.2.2.
    Consecutive non-payment of two monthly RENTS.

    15.2.3.
    Making modifications or tenant improvements in violation of this AGREEMENT.

    15.2.4.
    Subletting or assigning the BUILDING in violation of this AGREEMENT.

        15.3. Causes for which the LESSEE may terminate this AGREEMENT:

    15.3.1.
    In case that LESSOR does not allow LESSEE the use and enjoyment of the BUILDING.

    15.3.2.
    Due to the LESSOR's failure to make repairs.

    15.3.3.
    For LESSOR's default of any of its obligations under this AGREEMENT.

        15.4. If the defaulting party does not cure its default during the period to Cure, the affected party may immediately terminate this Agreement or claim specific performance:

        15.5. This AGREEMENT may be terminated, at any time before the end of the TERM, by written consent of both parties.

ARTICLE 16.
DISPUTE RESOLUTION

        16.1. For any conflict arising under this AGREEMENT, or its interpretation, the parties will give written notice of the same to the other party, thereafter, the parties will negotiate a resolution to the dispute in good faith. If alter 15 days from the date of receipt of such notice, Parties are unable to resolve the dispute, it will be submitted to arbitration as established in this Article.

        16.2. Any controversy or claim arising out of or relating to this AGREEMENT not resolved according to Clause 16.1:herein, shall be submitted to the American Arbitration Association (AAA) to be resolved by arbitration in accordance with the rules of the AAA.

    16.2.1.
    There shall. be one arbitrator appointed by mutual agreement of the parties. If the parties fail to agree on an arbitrator, the arbitrator shall be appointed according to the procedures of the AAA.

    16.2.2.
    The place of arbitration shall be Las Vegas, Nevada, United States of America.

    16.2.3.
    The language of the arbitration shall be English.

    16.2.4.
    The arbitration panel or the single arbitrator will apply the laws of the State of Sonora, México.

    16.2.5.
    The prevailing party will be entitled to attorney's fees and arbitration costs from the losing party.

ARTICLE 17.
MISCELLANEOUS

        17.1. Entire Agreement. This AGREEMENT constitutes the entire agreement with respect to the matters described herein, and supersedes any other oral or written agreement between the parties.

        17.2. Amendments. The terms of this AGREEMENT may only be amended or modified by written agreement signed by the parties or its authorized representatives.

        17.3. Consent. Whenever the prior consent of a party, written or otherwise is required as a condition for any act by the other party under this AGREEMENT, such party agrees not to arbitrarily withhold such consent.

        17.4. Quiet Enjoyment. LESSOR agrees that LESSEEE upon paying the RENT and all other charges provided for herein and upon complying with all of the terms and provisions of the AGREEMENT shall lawfully and quietly occupy and enjoy the BUILDING during the TERM.

        17.5. Access to the BUILDING. LESSOR or its authorized representative has the right to inspect the leased BUILDING at any time during the normal business hours of LESSEE with 72 hours prior written notice and in emergencies at all times. For a period commencing 90 days prior to the termination of this AGREEMENT, LESSOR shall have prior appointment access to the BUILDING for the purpose of exhibiting it to prospect clients and may post announcements for sale or lease on the BUILDING.

        17.6. Controlling Language. This Agreement has been prepared in English. Any party can request its legal translation into Spanish at its own expense.

        17.7. Applicable Law. It is agreed by the parties hereto that this Agreement shall be interpreted in accordance with the laws of México specially to the regulations of the Sonora State, Civil Code.

        17.8. Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provision shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain lie particular provision held to be unenforceable.

        17.9. Headings. It is agreed by the parties hereto that the headings of the clauses herein have been included for convenience only and do not form any part of the Agreement.

        17.10. Notices. Any notice, communication, waiver, or consent, required or permitted to be given under this Agreement, or the change of address which is being notified, shall be in writing and delivered by prepaid first class mail, facsimile or by personal delivery to the address of the relevant Party, and any notice so delivered shall be deemed to have been received. Notice of any change of address shall be made to the other party as soon as such new address becomes effective. All such notices and communications shall be effective: (a) when sent by an overnight courier service of recognized standing, on the second business day following the deposit with such service; (b) when delivered by hand, upon delivery; (c) when faxed, upon confirmation of receipt; or (d) by any other means, upon receipt.

LESSOR:	Attn: Francisco Javier Moreno Sánchez Copropiedad Arte y Diseño Callejón Madero 24 y 25 No. 2460, San Luis Rio Colorado, Sonora México Tel: (928) 783-5589 Fax: ( ) - .
LESSEE:	Attn: Gèrard P. Charlier Paul Son Mexicana, S.A. de C.V. Av. De la Transformacion y Calle Samuel Ocaña Parque Industrial, Manzana 2, Lote # 9 San Luis Rio Colorado, Sonora México
With a Copy to:	Attn: Michael J. Bonner Kummer Kaempfer Bonner & Renshaw 3800 Howard Hughes Parkway, 7th Floor Las Vegas, Nevada 89109 United States of America

        IN WITNESS WHEREOF, Parties and witness execute this Agreement in the city of San Luis Rio Colorado México as of March 26, 2003.

LESSOR	LESSEE

Copropiedad Arte y Diseño	Paul Son Mexicana S.A. de C.V.
Represented by: Francisco Javier Moreno Sánchez	Represented by: Gèrard P. Charlier

WITNESS	WITNESS

ANEXO A

{Drawing of Building Layout}

ANEXO B

ESTE ANEXO CONSTITUYE UNA PARTE INTEGRAL DEL CONTRATO DE ARRENDAMIENTO CELEBRADO ENTRE COPROPIEDAD ARTE Y DISEÑO Y PAUL SON MEXICANA S.A. DE C.V. FECHADO ABRIL 1 DE 2003.

LOTE
Area:	44,620 pies cuadrados compactados al 95%.
Almacenaje/area de maniobras:	22,533 pies cuadrados.
Estacionamiento:	20 carros de capacidad, pavimento de concreto.
Alumbrado del estacionamiento:	6 (seis) lamparas de sodio de alta presion en las fachhadas sur y este.
Puertas principales de acceso:	4 (cuatro): 2(dos) de 6' X 8'; 1 (una) de 8' X 10' y 1 (una) de 6' × 7'.
Paisajismo:	Incluido.Vegetacion de bajo mantenimiento adaptado para clima de San Luis Rio Colorado.
EDIFICIO
Area cubjerta:	33,900 pies cuadrados.
Pisos:	Firme concreto de 6" de espesor reforzado con malla metalica electrosoldada y concreto f c=200 Kg./cm2.
Dimensiones:	Vease Anexo A.
Maxima altura libre:	23 pies.
Minima altura libre:	21 pies.
Techumbre:	Lamina corrugada de acero galvanizado tipo sandwich, con 3"de poliestireno como aislante.
Construccion de muros:	Se utilizara block pesado de 8" relleno de concreto y reforzado con varilla de acero.
Altura libre de columnas:	75 pies.
Distancia entre columnas:	50 pies.
Tipo de armadura:	Armaduras rigidas de acero.
Red de distribucion de agua:	Con tubo de PVC de 1 1/2" dentro del perimetro del edificio.
Numero de puertas etalicas para acceso de camions:	1 (una) de 15' X 15'.
Iluminacion exterior:	6 (seis) lamparas de mercurio.
Area de prueba del alcantarillado:	Incluido.
OFICINAS
Area:	2500 pies cuadrados.
Dimensiones:	50' X 50'.
Iluminacion exterior:	10 (diez) arbotantes.
Construccion de muros:	Se construiran con block de concreto de 8" de espesor rellenos con concreto y reforzados con varilla de acero.
Techumbre:	Losas de concreto armado aisladas con una capa de poliestireno de 12"de espesor.
Ventanas:	Incluidas.
Puertas de acceso a las oficinas:	2 (dos) puertas.
SERVICIOS/EQUIPAMIENTO ADICIONAL
Rampa de carga y descarga:	Concreto armado con rampa niveladora metalica con sistema hidraulico.
Edificio piramidal:
Construido con paredes de concreto y acero aisladas con una capa de poliestireno de 4"de espesor. Tambien incluira un tragaluz pyramidal con doble vidrio es las sigulentes dimensiones: 12'X12' X 12' y una escalera de caracol de 6'de diametro.

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LEASE AGREEMENT
ANEXO A
ANEXO B